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                                                                    EXHIBIT 99.2

                               BIOMED REALTY TRUST

                            EARNINGS CALL TRANSCRIPT
                                NOVEMBER 11, 2004
                                   10:00 AM PT

Operator:             Good afternoon my name is (Shayla) and I will be your
                      conference facilitator today. At this time I would like to welcome everyone to the BioMed Realty Trust 2004 Third
                      Quarter Results conference call.

                      All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key. I would now like to turn the conference over to Gary Maier, President of Maier and Company. Please go ahead sir.

Gary S. Maier:        Good morning from San Diego everyone. Thanks for
                      joining us for the company's first call since its IPO in August. Before we begin and I turn the call over to Alan
                      Gold and John Wilson, I would like to remind everyone of the Safe Harbor Statement included in today's press release.

                      The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements including statements made during the course of today's conference call. Such forward-looking statements are based on the company's current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments effecting BioMed Realty will be those anticipated by the company. Actual results may differ from those projected in the forward-looking statements.

                      These forward-looking statements involve significant risks and uncertainties some of which are beyond the control of the company and subject to change based upon a variety of factors including, but not limited to, the company's inability to enter into or renew leases, dependence on tenants' financial condition and competition from other developers, owners and operators of real estate; adverse economic or real estate developments in the life science industry or the California region; risks associated with availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the company's growth and expansion into new markets, or to complete or integrate acquisitions successfully. For more detailed discussions of ongoing risks and uncertainties, I refer you to the company's various filings with the Securities and Exchange Commission.

                      With that said I would now like to begin the call and turn the call over to Alan Gold, Alan.

Alan D. Gold:         Thank you and thank you all for joining us today.  It's
                      pretty exciting for us to be here at our first call, our first earnings call, hopefully one of many. In general
                      I'd like to cover basically three points.

                      The first is what I consider continued positive life science industry trends. We feel very strongly that the life science industry continues to grow and specifically grow with some renewed interest. As you can see in California there was very strong popular support for Proposition 71, the stem cell initiative. I believe that initiative, although won't directly help - won't directly bring additional research dollars to the for-profit companies, it will certainly help the not-for-profit companies in raising research dollars.

                      We continue to see very positive trends in our target markets. All of our target markets continue to show positive leasing absorption for scientific research laboratory facilities.

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                      We're excited about what's occurring in the San Francisco
                      Bay area with, not only the positive absorption of life science properties, but also the general market in the Bay area.

                      And lastly we're excited about our recent acquisitions. We continue to stay focused in our target markets, we continue to have a very strong pipeline in our target markets, we are able to complete the acquisition of two transactions and we continue to have a very strong pipeline, a pipeline with well in excess of $500 million with acquisition yields ranging anywhere from 9% to an excess of 11% and with on average yields in excess of our target of 9.5%. And we feel that there are significant opportunities for the company to grow in the future.

                      I would now like to turn our presentation over to John.

John F. Wilson, II:   Thanks Alan. Well as discussed in this morning's release,
                      from the completion of the IPO through September 30, 2004 the company completed the acquisition of the 13 properties described in the IPO prospectus. Specifically, the properties were acquired for approximately 2.9 million partnership units, cash consideration of $400.2 million and the assumption of $43 million of debt. Together the 13 properties represent a total of approximately 2.3 million rentable square feet.

                      On August 11, 2004, the company entered into a 3-year $100 million revolving unsecured credit facility, which bears interest at LIBOR plus 120 basis points or higher depending on the leverage ratio of the company at the time of the draw. The facility has an accordion feature, which would allow us to increase the size of the facility up to $200 million upon agreement with the lender. As of September 30, 2004, the company had not drawn on the line of credit.

                      On October 15, 2004, we paid out our first quarterly dividend of 14.9 cents, excuse me, 14.97 cents per share. The dividend of approximately $5.1 million covered the partial 3-month period commencing on the closing of the IPO and was prorated based on a 27 cent per share distribution rate for the full quarter as contemplated in the IPO prospectus.

                      On October 21, 2004, as Alan mentioned, we acquired a 105,000 square foot laboratory and office property located in San Diego known as the San Diego Science Center. This facility was acquired for approximately $29.8 million in cash. Also during October 2004 the company agreed to purchase the Ardentech Court property located in the San Francisco market. This facility, which is scheduled to close in November 2004, contains approximately 55,000 square feet of laboratory and office space. The purchase price is $10.5 million including assumption of approximately $4.9 million in existing debt at 7.25%.

                      Third quarter earnings consist of revenues and expenses for the 13 properties only for the period from the respective property closing dates to September 30, 2004. Closing dates occurred periodically from August 12, 2004 to September 30, 2004. Accordingly earnings, FFO and AFFO are not representative of full quarter amounts. Net income for the third quarter was $1.8 million, or 6 cents per share; FFO was $3.9 million, or 13 cents per share; AFFO was $4.4 million, or 14 cents per share.

                      Occupancy in our portfolio at September 30, 2004 remains at approximately 95%, unchanged from our IPO prospectus. Occupancy related to the two new acquisition properties is 91.2%. Of the unoccupied space in the original portfolio, 14,000 square feet in the Seattle market has been leased and will be occupied beginning January 2005. Additionally, 46,000 square feet in San Francisco market is in shell condition and we plan to make improvements to the space in 2005, so that it can be more effectively marketed.

                      Our exposure to lease expirations continues to be fairly modest with approximately 100,000 square feet of lease expirations or about 4.5% of our current portfolio in both 2005 and 2006.

                      Finally, let me finish with our earnings guidance for the fourth quarter. Based on our completion of the IPO and our additional property acquisitions during the fourth quarter, our fourth quarter FFO guidance is 28 cents per share and our AFFO guidance is 29 cents per

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                      share. We plan to complete our first full quarter of
                      earnings prior to providing 2005 FFO and AFFO guidance. Accordingly we will provide this guidance during our 2005 first quarter earnings call in February. We will also provide supplemental financial information at this time as well.

                      That's the news from here and now we would be pleased to take your questions. Operator?
                      Operator?

Operator:             Yes sir?

Gary S. Maier:        We're ready to take questions.

Operator:             At this time I would like to remind everyone in order to
                      ask a question please press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                      Thank you. Your first question comes from David Copp of RBC Capital.

David Copp:           Hi, thanks guys. Here with Jay as well. Could you talk a
                      bit about the Bridgeview property that you expect to close in March? What's the dollar value there? To the extent that you care to talk about yield I'd be interested to hear your comments on that as well.

Alan D. Gold:         The yield on the overall property I think was disclosed in the prospectus. The dollar amount is a $16 million acquisition of a single building. We've been talking with the seller. They still maintain a closing in March, but potentially earlier.

David Copp:           Okay and then could you just talk generally about the
                      acquisition pipeline? How it's, how and if it's changed in the last couple of months and how you view it generally?

Alan D. Gold:         You know, I think it's a rolling pipeline, one that
                      depends on what is happening in each one of the individual markets. It's actually increased in size since the completion of the public offering with, I guess, more opportunities coming from the big core markets of Boston and San Francisco.

David Copp:           Okay. And then talking a bit about San Francisco, I
                      know you mentioned it specifically as one of the markets you're kind of more excited about, what is your strategy here? I know Mission Bay is getting a lot of attention lately, you know, what is your strategy here? Do you think you'll move into Mission Bay with the land acquisition at any point?

Alan D. Gold:         No, we believe that does not provide an opportunity for
                      our company. Our focus is to be more in the core markets on the Peninsula and in the East Bay. We believe that there's significant opportunities along the Peninsula to make acquisitions with life science companies that would prefer not to be as far north as Mission Bay and yet near the clusters of existing life science companies.

David Copp:           Okay, fair enough. And then with regard to your fourth
                      quarter guidance, could you give us a little guidance, specifically on G&A run rate going forward?

John F. Wilson, II:   G&A run rate going forward is pretty much in line with
                      what we talked about initially in the prospectus. We expect annually about a $7.5 to $8 million G&A run rate.

David Copp:           Okay. Great, thanks guys.

Alan D. Gold:         Thank you David. Thank you Jay.

Operator:             Thank you. Your next call comes from Paul Puryear of
                      Raymond James.

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Paul Puryear:         Hi guys. Alan could you talk about the yields on the two
                      acquisitions you just completed or put under contract and some more specifics about the properties, the quality of the properties, etc.?

Alan D. Gold:         Okay. The yields in general exceeded our 9.5% target
                      rate. I think, I don't want to be exact because I really don't have those numbers in front of me, but they were well in excess of the 9.5%. I think on the San Francisco property it was in excess of 9.6% and the San Diego property was in excess of 9.9%.

                      The San Diego property has 105,000 square feet, of which over 40% of the space is leased to Tier 1 companies, Pfizer and a subsidiary of Kirin Brewery, Gemini Sciences. The property is well positioned; it is an exciting property located along the freeway, along the 5 Freeway, with easy access to the research corridor, the research market in Torrey Pines. It has great access to amenities and it provides a very collegiate feel for the researchers at the specific property. It has performed very well, it has gone from a redevelopment project to just under 90% leased in less than 2 years and has attracted, not only the Tier 1-type companies, but also Tier 4-type companies.

                      Our acquisition up in the San Francisco Bay area, it's a bread and butter, right down the middle of what we're looking for, single tenant, net leased asset, long-term lease or a medium term lease with a very strong tenant that has received some very positive results in a Phase 3 trial, that's Vicuron, with a focus in antibiotics.

Paul Puryear:         And how old are the properties?  When were they built?

Alan D. Gold:         The Vicuron transaction was completed in the late '90's
                      and the San Diego property was rehab'd in 2001 and 2002.

Paul Puryear:         Yeah, you know, I know you don't want to give guidance for
                      '05, but the outlook for acquisitions for '05, on the road show, you know, we talked a lot about a number of $200 million for '05 at 9.5% cap rates. How do you feel about that at this point?

Alan D. Gold:         I mean I think our business plan remains very - we remain
                      focused and we believe we'll be able to achieve those goals of at least $50 million per quarter with average cap rates in excess of 9.5%. You know, we already have acquired well in excess of our stated goal of $25 million in the fourth quarter and we believe we'll be able to achieve our goals going forward.

Paul Puryear:         Okay, good. As far as tenants are concerned, I mean we
                      continue to watch some of the tenants. Could you just sort of address, you know, the two or three tenants that, you know, you think are the most troublesome here or where you see any problems really with your tenancy?

Alan D. Gold:         You know, I think the two tenants that we continue to
                      watch are Cell Therapeutics and Nastech. Nastech has recently received some very positive press having entered into a $346 million agreement with a major pharmaceutical company and Cell Therapeutics recently raised, I think, $41 million in a recent offering. So, although they've had positive results, they still are the two tenants we still are most focused on. You know, I think those are our main focus today.

Paul Puryear:         What about Regeneron or Emisphere?  How do you feel about
                      - I mean their balance sheets are pretty weak.

Alan D. Gold:         I think Regeneron has, I thought, a pretty strong
                      balance sheet with well over $300 million in cash, from the last time I looked. Emisphere has received positive trial results; they are positioning themselves for another capital event. We're watching them closely, but we feel that they've got some very strong technology and should be very successful.

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Paul Puryear:         Okay. I think one more question hold on.  Yeah InterMune
                      and the Department of Justice inquiry?

Alan D. Gold:         That's recent news that came out today. I think that the
                      Department of Justice has instituted inquires in many of the pharmaceutical companies for these off-label type uses of their products. I think InterMune has indicated they are going to cooperate with the investigation and we haven't at this time had a conversation with the senior management at InterMune, but we plan to do so in the near future.

Paul Puryear:         Okay. I mean, an update on that, we would appreciate that
                      if we could get that. Very good, thanks.

Alan D. Gold:         Thank you.

Operator:             Thank you. Your next question comes from Jerry Doctrow of
                      Legg Mason.

Jerry Doctrow:        Good morning. I had just a couple of things. On the - you
                      talk about leasing - the tenant reimbursements there's some things you were going to go back and sort of, you know, adjust in the tenant - I was curious as sort of where that process is and whether any of that's reflected in the reported numbers whether we should see some of that changing in 4Q?

John F. Wilson, II:   We've been working with the tenants in increasing the
                      reimbursements on a property-by-property basis. Our recoveries currently are about in the 79% to 80% range and that process is continuing. We believe that they'll increase slightly from that level in the future and in the next, you know, after we finish year end we're going to continue working with the tenants as we do the CAM reconciliations.

Jerry Doctrow:        Okay. And then similarly, just on the expense ratios, you
                      know, the numbers that were reported versus kind of where the trend might be there. We look at it as, I guess, an operating expense as a percentage of your rental income.
                      Any sense about where that's playing out and how maybe the reported numbers reflect your trend?

Alan D. Gold:         Well, you know, I don't think that - I think the
                      expenses are coming in as expected. I don't think there's anything unusual happening at any of the properties that would increase the expenses over time.

Jerry Doctrow:        Okay. And then just one last thing, the share
                      counts, I was just trying to clarify, I think you did report your end of quarter share counts. We were thinking
                      I think with the OP units and stuff in it was higher, I just wanted to clarify maybe those counts, you know, now that it's all, the deal's all settled. Can you just kind of review where you are on sort of fully diluted and with the OP units in?

John F. Wilson, II:   Well for the current quarter we have,
                      first, not all of the public shares outstanding for the whole period and the calculation of OP shares were actually slightly anti-dilutive, so it didn't go into the base of fully diluted shares outstanding. But for both the minority shareholders, the OP shareholders, and for the common shareholders the earnings per share was 6 cents per share. In future quarters we expect those OP units to be dilutive and be in the base dilutive weighted shares outstanding.

Jerry Doctrow:        So if I'm adding, you know, round numbers like
                      3.2 million shares up that's sort of on the fourth quarter or when you calculate your fourth quarter what kind of share count maybe you are assuming? Is that the right way to ask it?

John F. Wilson, II:   For the fourth quarter I believe we're going to be right
                      around 33 million.

Jerry Doctrow:        Okay, okay. Great, thanks.

John F. Wilson, II:   You're welcome.

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Operator:             Your next question comes from Frank Greywitt of KeyBanc
                      Capital Markets.

Frank Greywitt:       Hey guys. Just going back to your acquisition pipeline
                      I was wondering if you could talk a little bit about any additional fourth quarter acquisitions that you might have. Do you expect there to be additional acquisitions as we near the - as we get towards the end of the year? As...

Alan D. Gold:         Well, it's not our policy to preannounce any sort of
                      acquisitions. I think maybe John you can talk about what's inside our guidance, what's the assumptions on our guidance.

John F. Wilson, II:   Yeah in our guidance really is the two acquisitions that
                      we've announced, and like Alan said, we are continuing to work on other acquisition projects, but nothing that we're ready to announce today.

Frank Greywitt:       Okay and as far as the percentage of your pipeline that's
                      marketed versus not marketed, can you give that information?

Alan D. Gold:         I mean I think that remains about the same as what we've
                      disclosed in the past. About 35% to 45% of that or 35% to 40% of that pipeline is going to be actively marketed. The balance is, you know, are off market type transactions that we continue to source ourselves.

Frank Greywitt:       Okay and you indicated that you're beginning to see some
                      activity in Boston. Are you, I mean, I guess what can we expect for you guys branching out in your other two core markets where you don't have any properties, being D.C.
                      and Boston?

Alan D. Gold:         Those are target markets. We are focused on those target
                      markets and putting a major push to source acquisitions in those markets. Boston, the indication that I gave there was that we were seeing additional leasing activity in that market, which is a positive thing in the life science industry. It's a very large market and it has many opportunities, many opportunities there.

Frank Greywitt:       Okay. Now kind of moving to the King of Prussia asset and
                      the Bayshore, where you have the master leases, are you still kind of holding off on those? Are you getting any traction on any of those properties?

Alan D. Gold:         In the Bayshore market or the Bayshore facilities we've
                      actually had in excess of 60, well probably closer to 90,000 square feet of different types of proposals for tenants looking at that space. Those are all expressions of interest, but we have not been able to convert any of those to signed leases as of yet. We're continuing down our business plan of building out a portion of that space to accommodate the life science tenants that cannot wait for a space to be built out over a six or nine month period of time.

                      In the King of Prussia asset we have received, and continue to receive, interest from the existing tenant there, Johnson, Johnson / Centocor and we're in active negotiations on that asset with them for a portion of the space. We've also had third party tenants come in and request proposals for that space. So we are actively marketing both of those, both of those assets, and our additional unleased assets in, not only New York, but in San Francisco area.

Frank Greywitt:       Okay. Your recent acquisition in San Diego has some -
                      Pfizer you indicated is located there. What do you kind of see going forward? They just acquired their campus do you expect them to aggregate all of their San Diego operations to that campus or?

Alan D. Gold:         Their San Diego campus is fully built out and fully
                      occupied and they actually, the Pfizer lease in our recent acquisition, is actually a new lease because they didn't have any more space available for them up in that campus location.

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                      We believe Pfizer has made a significant commitment to the
                      San Diego market, will continue to grow, will need additional space over time and we hope to be able to continue to provide them that space and additional space.

Frank Greywitt:       Okay. And the San Francisco acquisition, can you indicate
                      what type of seller the seller was?

Alan D. Gold:         Seller was a, you know, a one-off, happened to own this
                      asset, we identified the asset as a potential acquisition, spoke to the seller and negotiated a deal with them one-off. The market continues to have, or the market is continuing to be characterized as a fragmented market providing significant opportunities for us to make those type of acquisitions and we're excited that we're able to bring that one in, in this quarter.

Frank Greywitt:       Okay so it was not corporate owned it was investor owned?

Alan D. Gold:         That's correct.

Frank Greywitt:       And then finally, your development and redevelopment you
                      indicated previously you were - it wasn't your near term focus. You do have land, is that changing? Do you think that the development might become more of a focus than you originally thought?

Alan D. Gold:         Not at this time. We maintain our business plan of not
                      being focused on the development side of the portfolio. We are in active negotiations with potential build-to-suits on not only that land, but another - other parcels, but it is not our focus to be developers.

Frank Greywitt:       Okay.  Thank you.

Operator:             Thank you. Your next question comes from Jay Leupp of RBC
                      Capital Markets.

Jay Leupp:            Hi, good morning. I got dropped a few minutes ago, so I
                      apologize if these are repeat questions. Could you give us some feel for the type of rent growth that you are expecting on the 100,000 square feet or so that expires in 2005? And then also can you talk some about, in the $500 million of potential acquisitions, the credit strength of that portfolio relative to what you currently have in the portfolio that you own?

Alan D. Gold:         Well let's talk about the credit strength of our recent
                      acquisitions. Not only are we, you know, our focus is on the Tier 2 and Tier 3 type tenants or those tenants that are in the mid-tier of the evolution of a life science type company. Our San Francisco asset is occupied by a mid-tier type tenant, Vicuron, a tenant that has continued to receive very positive news on their products and has been able to and is looking to raise additional capital and has great prospects in doing that.

                      Our current portfolio has over 30% of its tenant base in Tier 1 or credit-based type tenants and, as you can see in our San Francisco or San Diego assets, just under 40% of its tenants come from credit background, which includes the Pfizer and the subsidiary of Kirin. We think we have added some in that San Diego asset, some Tier 4 type tenants, but are very excited about what they bring to our company.

                      As for your question about the leases that are expiring, of the 100,000 or so square feet that might be expiring in 2005 we expect to be able to renew approximately 50% of that space at the current rent or slightly higher rent. The balance of that space will go into kind of a redevelopment type program where we will be able to significantly increase the rent by providing life science or laboratory improvements.

Jay Leupp:            Okay and then just one other question. On the subject of
                      development, I know you've got a little bit of a pipeline that you've talked about, but how long do you think it will be before ground up development becomes a significant part of your pipeline and what will be your threshold return rate for new development in this area?

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Alan D. Gold:         I think our focus has remained, I think, in our business
                      plan it has always been not to have development to be a significant portion of our pipeline in our business. So that's the first one. Second, we don't really want to talk about the potential yields on our development pipeline for competitive purposes.

Jay Leupp:            Thank you.

Operator:             Again I would like to remind everyone in order to ask a
                      question please press star then the number 2 on your telephone keypad.

                      Your next question comes from Timothy Goebel of RREEF.

Timothy Goebel:       Hi guys. I was wondering if you could fill in a little
                      bit more color on the remainder of your leasing pipeline beyond the 14,000 that you've signed for January occupancy?

Alan D. Gold:         Well I think what we have is we have the majority
                      of our leasing opportunities are in the San Francisco Bay area. We have 46,000 square feet at 201 Industrial to lease, we have the master lease at Bayshore, which provides about 60,000 square feet to lease; we have been in active negotiations with well over 100,000 square feet of potential tenants at those two properties. We have not been able to convert any of those negotiations into signed leases, but we are actively working with those group of tenants.

                      In the New York market, we have been negotiating with over 40,000 square feet of potential tenants in our - for the New York property and are continuing to work with them. We believe that we'll have something to report in the first quarter of 2005.

Timothy Goebel:       Great, thank you.

Operator:             Again if you would like to ask a question please press
                      star then the number 1 on your telephone keypad.

                      Your next question comes from Frank Greywitt of KeyBanc Capital Markets.

Frank Greywitt:       Hi, sorry just one follow-up. Could you indicate what you
                      believe the amount of square footage that you have in your portfolio now for redevelopment? You were - different feasibility studies I know were going on and what you think that number is now.

Alan D. Gold:         For redevelopment, I think that's taking existing - we're
                      not talking about development, we're not talking about ground-up development, we're talking about existing built up space that can be redeveloped into laboratory space. Of that, right now, other than the master lease space at Bayshore, which is 60,000 square feet, the 46,000 square feet at 201 Industrial, in 2005 we believe that there will be an additional 50,000 square feet that we could redevelop and most of that comes at the Bridgeview property in the East Bay of San Francisco.

Frank Greywitt:       Okay, thanks.

Operator:             Thank you. At this time there are no further questions.

Alan D. Gold:         Well thank you very much. Thank you very much and we
                      hope to talk to you all in the next quarter.

Operator:             Thank you. This concludes today's conference call. You
                      may now disconnect.

                                       END